EXHIBIT 10.29

                               USD 30,000,000.00

                     AMENDED AND RESTATED CREDIT AGREEMENT


                                     AMONG

                                 THE LENDERS,

                         DEN NORSKE BANK ASA, AS AGENT
                               FOR THE LENDERS,


                             HORIZON VESSELS, INC.

                                      AND

                      HORIZON OFFSHORE CONTRACTORS, INC.
                                 AS BORROWERS

                                     AND

                            HORIZON OFFSHORE, INC.
                                 AS GUARANTOR


                         DATED AS OF DECEMBER 30, 1998
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                               TABLE OF CONTENTS


Section 1.  DEFINITIONS......................................................2
      1.1   Certain Definitions..............................................2
      1.2   Accounting Terms.................................................9

Section 2.  .................................................................9
      2.1   Revolving Credit Facility........................................9
      2.2   Borrowing Base..................................................11
      2.3   Counter Indemnity...............................................11
      2.4   Drawings Under Letters of Credit................................11
      2.5   Variations......................................................11
      2.6   Security........................................................12
      2.7   Certificates....................................................12

Section 3.  The Note........................................................12

Section 4.  Manner of Drawdown and Issuance of Letters of Credit............12
      4.1   Manner of Drawdown or Issuance..................................12
      4.2   Disbursement of Funds...........................................13
      4.3   Failure to Borrow; Delay........................................13

Section 5.  Interest........................................................13
      5.1   Rate of Interest................................................13
      5.2   Payment of Interest.............................................14
      5.3   Conversion of LIBOR Advance to Prime Advance....................14
      5.4   Overdue Payment of Principal and Interest.......................14
      5.5   Compliance with Law.............................................14

Section 6.  Loan Payments...................................................15
      6.1   Payments on Non-Business Days...................................15
      6.2   Repayment of Revolving Credit Facility..........................15
      6.3   Payment Procedure...............................................15
      6.4   Net Payments....................................................16
      6.5   Rights of Set-off...............................................16
      6.6   Changes in Circumstances........................................16
      6.7   Unavailability of Dollars.......................................19
      6.8   Holding Account.  ..............................................20
      6.9   Tax Treaty......................................................20

Section 7.  Security........................................................21
      7.1   Security Agreement..............................................21

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      7.2   Guaranty........................................................21
      7.3   Holding Account Agreement.  ....................................21
      7.4   Further Assurances..............................................21

Section 8.  Conditions Precedent............................................21
      8.1   Documents Required as Conditions Precedent to the Drawdown of the
            First Advance...................................................21
      8.2   Additional Conditions Precedent to Subsequent Advances and Letters
            of Credit.......................................................24
      8.3   Waiver of Conditions Precedent..................................24

Section 9.  Fees and Expenses...............................................24
      9.1   Fees............................................................24
      9.2   Expenses........................................................25
      9.3   General Indemnity...............................................25
      9.4   Survival........................................................27

Section 10. Representations and Warranties of Borrowers.....................27
      10.1  Due Incorporation, Qualification, Etc...........................27
      10.2  Capacity........................................................27
      10.3  Authority and Enforceability....................................27
      10.4  Governmental Approvals..........................................28
      10.5  Compliance with Other Instruments...............................28
      10.6  Financial Statements............................................28
      10.7  Material Adverse Events.........................................29
      10.8  Litigation, Etc.................................................29
      10.9  Principal Place of Business.....................................29
      10.10 Patent and Other Rights.........................................29
      10.11 Taxes...........................................................29
      10.12 Employee Retirement Income Security Act of 1974.................30
      10.13 Investment Company Act of 1940..................................30
      10.14 Subsidiaries....................................................30
      10.15 Environmental Compliance........................................30
      10.16 Indebtedness....................................................31

Section 11. Affirmative Covenants of Borrowers..............................31
      11.1  Financial Statements, Reports and Inspection....................32
      11.2  Insurance.......................................................34
      11.3  Other Debt......................................................34
      11.4  Maintenance of Existence; Conduct of Business...................34
      11.5  Financial Records...............................................34
      11.6  Environmental Compliance........................................35
      11.7  Environmental Notifications.....................................35

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      11.8  Environmental Indemnification...................................36
      11.9  Year 2000 Compliance............................................37

Section 12. Negative Covenants of Borrowers.................................37
      12.1  Liens...........................................................37
      12.2  Line of Business................................................39
      12.3  Consolidation, Merger, Etc......................................39
      12.4  Modification of Agreements......................................39
      12.5  Indebtedness....................................................39
      12.6  Reportable Event................................................39
      12.7  Change of Legal Structure.......................................39
      12.8  Change of Place of Business.....................................39
      12.9  Subsidiaries....................................................39
      12.10 Sale of Equipment, Etc..........................................40
      12.11 Current Ratio...................................................40
      12.12 Working Capital.................................................40
      12.13 Fixed Charge Coverage Ratio.....................................40
      12.14 Debt Ratio......................................................40
      12.15 Net Worth.......................................................40
      12.16 Compliance with Federal Reserve Board Regulations...............40
      12.17 Loans and Investments...........................................41
      12.18 Contracts with Affiliates.......................................41
      12.19 Change of Management............................................41
      12.20 Lease Expense...................................................41
      12.21 Dividends.......................................................41
      12.22 Fiscal Years....................................................41

Section 13. Events of Default...............................................41
      13.1  Events..........................................................41
      13.2  Change of Control...............................................44

Section 14. The Agent.......................................................44
      14.1  Appointment and Duties of Agent.................................44
      14.2  Discretion and Liability of Agent...............................45
      14.3  Event of Default................................................45
      14.4  Consultation....................................................46
      14.5  Communications to and from Agent................................46
      14.6  Limitations of Agency...........................................46
      14.7  No Representations or Warranty..................................47
      14.8  Lender Credit Decision..........................................47
      14.9  Indemnity.......................................................47
      14.10 Resignation.....................................................47
      14.11 Distribution....................................................48

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      14.12 Limitation of Suits.............................................48
      14.13 Right of Setoff.................................................48

Section 15. Miscellaneous...................................................49
      15.1  Entire Agreement................................................49
      15.2  No Waiver.......................................................49
      15.3  Survival........................................................49
      15.4  Notices.........................................................49
      15.5  Termination.....................................................50
      15.6  Severability of Provisions......................................50
      15.7  Successors and Assigns..........................................50
      15.8  Assignment and Participation....................................50
      15.9  Counterparts....................................................51
      15.10 Jurisdiction....................................................51
      15.11 Choice of Law...................................................52
      15.12 Waiver of Jury Trial............................................52
      15.13 Amendment and Waiver............................................52
      15.14 No Oral Agreements..............................................52
      15.15 Headings, Etc...................................................53
      15.16 Taxes...........................................................53
      15.17 Controlling Agreement...........................................53

Exhibit A -       Amended and Restated Promissory Note
Exhibit B -       Request for Borrowing
Exhibit C -       Request for Letter of Credit
Exhibit D -       Borrowing Base Report
Exhibit E -       Form of Letter of Credit

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                     AMENDED AND RESTATED CREDIT AGREEMENT

      THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of December  __,
1998 (this "Credit Agreement"), among Horizon Vessels, Inc., a corporation organized and existing under the laws of the State of Delaware, Horizon Offshore Contractors, Inc., a corporation organized and existing under the laws of the State of Delaware (individually a "Borrower" and collectively the "Borrowers"), Horizon Offshore, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Guarantor"), the financial institutions from time to time party hereto (the "Lenders"), and Den norske Bank ASA, a banking corporation organized and existing under the laws of the Kingdom of Norway, as Agent for the Lenders (the "Agent").
                             W I T N E S S E T H:
      WHEREAS, the Borrowers and the Agent as Lender entered into that certain Credit Agreement dated as of October 27, 1997 (the "Original Credit Agreement"), pursuant to which the Agent as Lender made a credit facility available to the Borrowers in a principal amount of up to Sixteen Million United States Dollars (USD 16,000,000.00) to repay existing debt of the Borrowers, assist with the cost of upgrading certain equipment of the Borrowers and provide working capital for the Borrowers; and

      WHEREAS, the Borrowers and the Agent as Lender entered into Amendment No. 1 to the Original Credit Agreement to, among other things, increase the amount available under the Original Credit Agreement to USD 20,000,000;

      WHEREAS, the Borrowers and the Agent as Lender entered into Amendment No. 2 to the Original Credit Agreement to, among other things, increase the amount available under the Original Credit Agreement to USD 50,000,000;

      WHEREAS, the Borrowers intend to repay all amounts outstanding under Facility A as of the date hereof;

      WHEREAS, the Borrowers, the Lenders and the Agent wish to restate the Original Credit Agreement to provide for a single Revolving Credit Facility as herein described;

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      NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS.

      1.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

      "ADJUSTED AVAILABLE COMMITMENT" has the meaning set forth in Section 9(c) hereof.

      "ADVANCE" means a loan by the Lenders to the Borrowers under this Credit Agreement.

      "AFFILIATE" of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person and
(ii) any director or officer of such first Person or of any Person referred to in clause (i) above. For the purposes of this definition "control" of any Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote, directly or indirectly shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or beneficial interest in any other entity and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

      "AVAILABLE COMMITMENT" has the meaning set forth in Section 2.1(b) hereof.

      "BORROWING BASE" means at any time an amount equal to 80% of the face value of Eligible Accounts.

      "BORROWING BASE REPORT" has the meaning set forth in Section 2.2(b) hereof.

      "BREAKAGE COST" means any amount reasonably necessary to compensate the Lender for costs or expenses incurred by the Lenders in connection with the payment or acceleration of the Loan, in whole or in part, whether voluntarily or involuntarily, on a date which is not the last date of the then applicable Interest Period for the portion of the Loan being paid, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties.

      "BUSINESS DAY" means any day on which commercial banks are open for business in Houston, Texas, New York, New York and London, England.

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      "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits (including Eurodollar time deposits) and certificates of deposit of any bank meeting the qualifications specified in clause (iv) below with maturities of not more than 90 days from the date of acquisition, (iii) fully secured repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (iv) below, (iv) commercial paper issued by the parent corporation of any bank referred to in this clause (iv) or any commercial bank of recognized standing having capital and surplus in excess of USD 300,000,000.00 and commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investor Services, Inc., and in each case maturing within 90 days after the date of acquisition, and (v) remarketed certificates of participation issued through any bank meeting the qualifications specified in clause (iv) above rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investor Services, Inc. and maturing within 90 days after the date of acquisition.

      "COMMITMENT" means a maximum of USD 30,000,000.00 as it may be reduced from time to time pursuant to the provisions of this Credit Agreement.

      "COMMITMENT NOTICE" has the meaning set forth in Section 2.1(b) hereof.

      "COMMITMENT PERIOD" has the meaning set forth in 2.1(b) hereof.

      "CONTROLLED GROUP" means a "controlled group of corporations" as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended, determined without regard to Section 1563(a)(4) and (e) (3) (C) of such Code, of which either Borrower is a part.

      "CREDIT FACILITY" means the aggregate amount of Advances and Letters of Credit made hereunder and the aggregate amount of the unused but still available portion of the Commitment.

      "CURRENT ASSETS" means those assets of the Guarantor which would in accordance with GAAP be classified on a consolidated basis as current assets of a corporation conducting a business the same as or similar to the business of the Guarantor.

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      "CURRENT LIABILITIES" means Indebtedness of the Guarantor which would in accordance with GAAP be classified on a consolidated basis as current liabilities of a corporation conducting a business the same as or similar to the business of the Guarantor, including the current maturities of amounts outstanding under this Credit Agreement and the current maturities of the Borrowers' or the Guarantor's other long-term debt.

      "CURRENT RATIO" means the ratio of the Guarantor's Current Assets to the Guarantor's Current Liabilities.

      "DEBT RATIO" means the Guarantor's total consolidated long-term funded debt plus capitalized lease obligations divided by the sum of consolidated long-term funded debt, capitalized lease obligations and stockholders' equity.

      "DOLLARS" and the sign "USD" mean lawful money of the United States of America.

      "DRAWDOWN DATE" means the date upon which an Advance is made or a Letter of Credit is issued.

      "EBITDA" means, for any period, the consolidated earnings of the Guarantor during such period from continuing operations, before gains or losses on sales of assets (to the extent such gains or losses are included in earnings from continuing operations) and extraordinary items, as determined under GAAP, federal, state, foreign and local income taxes, Interest Expense, depreciation and amortization.

      "ELIGIBLE ACCOUNTS" means, at any time, the aggregate amount of the Borrowers' accounts receivable for the shipment and sale of products or for services rendered for which invoices have been issued and payment for which is due within sixty (60) days. In determining accounts receivable constituting Eligible Accounts, there shall be excluded (i) accounts receivable remaining unpaid for a period of more than ninety (90) days from the date of invoice (or due date in the case of instruments, lease agreements and chattel paper), (ii) accounts receivable arising from sale to or services rendered for the Guarantor or any subsidiary of the Guarantor or the Borrowers, (iii) accounts receivable in which the Agent does not have a first priority perfected security interest,
(iv) accounts receivable which are subject to a right of offset, claim or defense, (v) accounts receivable due from suppliers of materials or inventory to the Borrowers to the extent that the Borrowers are indebted to such suppliers with respect to materials or supplies purchased by the Borrowers from

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such suppliers, (vi) accounts receivable due from customers known to be insolvent or in bankruptcy proceedings, (vii) accounts receivable due from non-U.S. companies, except for accounts receivable from non-U.S. subsidiaries of U.S. companies which accounts are payable in the U.S. and in U.S. Dollars,
(viii) accounts receivable which represent billings in advance for charter hire or other contract of affreightment, and (ix) accounts receivable rejected in whole or in part by the Lenders in their sole discretion as containing unacceptable risk.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "EVENT OF DEFAULT" means each of the Events of Default described in
Section 13 hereof.

      "FIXED CHARGE COVERAGE RATIO" means for any period, EBITDA less amounts used to repurchase stock of the Guarantor divided by the sum total of Interest Expense, required principal payments on Indebtedness and capital leases, and actual Taxes paid.

      "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

      "GOVERNMENTAL AGENCY" means any United States or foreign government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

      "GUARANTY" means the guaranty by the Guarantor of the Borrowers' obligations under this Credit Agreement and the Note dated as of the date hereof, as amended and ratified from time to time.

      "HAZARDOUS SUBSTANCES" means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601, ET SEQ. (hereinafter called "CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 9601, ET SEQ. (hereinafter called "RCRA"); the Toxic Substances Control Act, as amended, 15 U.S. C. ss. 2601, ET SEQ. (hereinafter called "TSCA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801, ET SEQ. (hereinafter called "HMTA"); the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ. (hereinafter called "OPA"); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing

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liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any waste, substance or material, currently in effect or at any time hereafter adopted.

      "HOLDING ACCOUNT AGREEMENT" means the agreement among The Frost National Bank, the Borrowers and the Agent establishing the lock box arrangement for the accounts receivable of the Borrowers, in form and substance satisfactory to the Agent.

      "INDEBTEDNESS" of the Borrowers or the Guarantor means all items of indebtedness which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of the Borrowers or the Guarantor, as of the date as of which indebtedness and liabilities is to be determined and shall include all indebtedness and liabilities of others assumed or guaranteed by the Borrowers or the Guarantor or in respect of which the Borrowers or the Guarantor are secondarily or contingently liable (other than by endorsement of instruments in the course of collection and performance guarantees and similar transactions entered into in the ordinary course of business) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise but shall exclude deferred Taxes.

      "INDEMNITY PAYMENT" means a payment by the Borrowers to the Agent equal to the amount each Lender has paid to a beneficiary under a Letter of Credit in accordance with the terms and conditions of such Letter of Credit and this Credit Agreement.

      "INTEREST EXPENSE" means, with respect to any Person, for any period of determination, its interest expense determined in accordance with GAAP.

      "INTEREST PAYMENT DATE" means, with respect to any Prime Advance, the last Business Day of each month and, with respect to any LIBOR Advance, the end of each Interest Period except if such Interest Period is longer than ninety (90) days, every ninety (90) days and at the end of such Interest Period.

      "INTEREST PERIOD" means with respect to any LIBOR Advance, each period selected by the Borrowers for which the rate of interest on such LIBOR Advance is fixed being the period commencing on the date of the LIBOR Advance or the date of the expiration of the preceding Interest Period for such LIBOR Advance and ending on the corresponding day in the calendar month selected by the Borrowers which is one (1) month, two (2) months, three (3) months or six (6)

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months later or, if such month has no numerical corresponding day, on the last
Business Day of such month. If the last day of any such Interest Period is not a Business Day, then such Interest Period shall end on the next succeeding Business Day, subject to Section 6.1 hereof. If any Interest Period determined hereunder would extend beyond the Maturity Date, such Interest Period shall end on the Maturity Date.

      "LETTER OF CREDIT" means a standby letter of credit issued by a Lender pursuant to Section 2.3 below substantially in the form of Exhibit E attached hereto.

      "LIBOR ADVANCE" means an Advance as to which the Borrowers have selected LIBOR to determine the interest rate.

      "LIBOR RATE" means in respect of any Interest Period, the rate of interest per annum at which deposits in U.S. Dollars are offered to major banks in the London interbank market at approximately 11:00 a.m. (London time), as reported by the Telerate System page 3750 or such other page as may replace such page 3750 on such system (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) for the purpose of reporting London Interbank Offered Rates of major banks under the heading for British Bankers Association Interest Settlement Rates in the column designated "USD" (U. S. Dollar), two (2) Business Days before the first day of an Interest Period. In the event that LIBOR interest rates are not reported on the Telerate System or such reported rates are not applicable to the selected Interest Period, the Agent shall notify the Borrowers and upon such notification, the LIBOR Rate shall mean in respect of any Interest Period the rate of interest per annum (rounded upwards, if necessary, to the nearest one sixteenth of one percent) at which the Lenders are able to acquire funds in Dollars equal to the outstanding amount of the Advance for which the rate is to be determined for the duration of the relevant Interest Period in the London Interbank Eurocurrency Market at or about 11:00 a.m. London time on the second Business Day prior to the commencement of the relevant Interest Period for value on the first day of such Interest Period, or at such time in any alternative market for such funds available to the Lenders, as notified by the Agent to the Borrowers, such notification, absent manifest error, to be conclusive.

      "LOAN" means the principal amounts advanced by the Lenders hereunder and outstanding, the face amount of all Letters of Credit outstanding hereunder, and the principal amount of any unpaid Indemnity Payments outstanding hereunder.

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      "LOAN DOCUMENTS" means this Credit Agreement, the Security Agreement, the
Guaranty, the Holding Account Agreement and the Note.

      "MATERIAL ADVERSE EFFECT" or "MATERIALLY ADVERSELY AFFECTED" means, unless specified otherwise, to affect in a material manner the ability of the Borrowers to perform their obligations under this Credit Agreement or the ability of the Guarantor to perform its obligations under the Guaranty.

      "MATURITY DATE" means December 31, 2001.

      "NET WORTH" means the sum of the (i) par value of the Guarantor's and the Borrowers' common stock, (ii) capital in excess of par value of the Guarantor and the Borrowers and (iii) retained earnings of the Guarantor and the Borrowers, but excluding the amount of any write-up of any assets over their depreciated cost.

      "NOTE" means the amended and restated secured promissory note of the Borrowers in the original principal amount of USD 30,000,000.00, substantially in the form of Exhibit A hereto and all renewals, extensions, rearrangements and replacements thereof.

      "OBLIGATIONS" means and includes all loans, advances, debts, liabilities, obligations, letters of credit or any other financial accommodations, howsoever arising, owing by either Borrower to the Agent and the Lenders of every kind and description (whether or not for the payment of money); direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Credit Agreement, the Note and the other Loan Documents, including, without limitation, all interest and other expenses that the Borrowers are obligated to pay thereunder.

      "PERSON" means any natural person, corporation, partnership, limited liability company, firm, association, government, Governmental Agency or any other entity other than the Borrowers and whether acting in an individual, fiduciary or other capacity.

      "PLAN" means any employee pension benefit plan subject to Title IV of ERISA and maintained by the Borrower or any member of a Controlled Group, or any such plan, to which the Borrower or any member of a Controlled Group is required to contribute on behalf of any of its employees.

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      "PRIME ADVANCE" means an Advance as to which the Borrowers have selected the Prime Rate to determine the interest rate or as to which the Prime Rate has been applied pursuant to Section 6.3(b) below.

      "PRIME RATE" means the rate announced by the Agent at its New York, New York office from time to time as its prime rate.

      "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA (29 U.S.C. ss.1343), except events for which the notice provision has been waived by the Pension Benefit Guaranty Corporation.

      "REQUEST FOR BORROWING" means each request for borrowing given by the Borrowers pursuant to Section 4.1(c) hereof, substantially in the form attached hereto as Exhibit B.

      "REQUEST FOR LETTER OF CREDIT" means a Request for Letter of Credit given by the Borrowers pursuant to Section 5.1(d) hereof, substantially in the form attached hereto as Exhibit C.

      "REVOLVING CREDIT FACILITY" means the USD 30,000,000.00 senior secured revolving loan provided for in Section 2 of this Credit Agreement

      "SECURITY AGREEMENT" means the amended and restated security agreement on certain of the Borrowers' assets and revenues from the Borrowers to the Agent dated as of the date hereof, as amended and ratified.

      "TAXES" means any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Agency or taxing authority thereof.

      "UNAVAILABLE COMMITMENT" has the meaning set forth in Section 2.1(b) hereof.

      "WORKING CAPITAL" means the excess of the Guarantor's Current Assets over its Current Liabilities.

      1.2 ACCOUNTING TERMS. Except as expressly stated herein, all accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in preparation of the consolidated financial statements of the Borrowers referred to in Section 11.1 hereof.

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Section 2.

      2.1    REVOLVING CREDIT FACILITY.

            (a) Upon the terms and subject to the conditions herein set forth, the Lenders severally agree to make the senior secured revolving credit available to the Borrowers by, from time to time prior to the Maturity Date, making an Advance or Advances to the Borrowers or issuing one or more Letters of Credit for the account of the Borrowers, PROVIDED THAT the aggregate face amount of all Letters of Credit outstanding hereunder shall not at any time exceed USD 10,000,000, and PROVIDED FURTHER that the principal amounts of all outstanding Advances and the face amount of Letters of Credit shall not exceed, in the aggregate, the lesser of the Available Commitment (as defined in Section 2.1(b) hereof) and USD 30,000,000.00 at any one time. No Letter of Credit shall have a duration in excess of two (2) years and no Letter of Credit shall have a duration beyond the Maturity Date. Within such limit, the Borrowers may borrow, repay pursuant to Section 6.3(a) and reborrow under this Section 2.1. Each borrowing by the Borrowers from the Lender under this Section shall be in an aggregate principal amount of at least USD 200,000.00 and in integral multiples of USD 100,000.00.

            (b) On the date which is five (5) business days prior to the Closing Date, and on each December 15 and June 15 thereafter until the Maturity Date, the Borrowers shall provide irrevocable written notice (each a "Commitment Notice") to the Agent setting forth that amount of the Commitment that the Borrowers designate shall be available during the immediately succeeding six-month period commencing with each January 1 and July 1 (each, a "Commitment Period", provided that the first Commitment Period shall commence on the Closing Date and end on June 30, 1999). Such portion of the Commitment shall be in integral multiples of USD 1,000,000 and shall be referred to herein as the "Available Commitment". The difference between the Commitment and the Available Commitment during any Commitment Period shall be referred to herein as the "Unavailable Commitment"; the sum of the Available and Unavailable Commitments shall at no time exceed the Commitment. If no Commitment Notice is received by the Agent, the Available

      Commitment for the next succeeding Commitment Period shall be the same as for the existing Commitment Period.

            (c) The Borrowers may, during any Commitment Period, request that the Available Commitment be increased for such Commitment Period, in integral multiples of USD 1,000,000 (the "Adjusted Available Commitment"), upon five (5) days prior written notice to the Agent. The Commitment Fee set forth in Section 9.1(a) hereof for such Commitment Period shall be recalculated as if the Available Commitment on the first day of such Commitment Period were the Adjusted Available Commitment, and the resulting change in the commitment fee shall be paid by the Borrowers to the Agent on the date the requested increase become effective. 2.2 BORROWING BASE.

            (a) Notwithstanding any other provision of this Credit Agreement, the aggregate principal amount of Advances and the face amount of Letters of Credit at any time outstanding shall not be in excess of the Borrowing Base.

            (b) As an additional condition precedent to the initial Advance, all subsequent Advances and any Letters of Credit issued under the Revolving Credit Facility, the Borrowers shall provide to the Lender a Borrowing Base Report substantially in the form of Exhibit D attached hereto PLUS a report with detailed listing and aging of all accounts receivable of the Borrowers (together, the "Borrowing Base Report").

            (c) If at any time the test of Section 2.2(a) above is not met, the Borrowers shall at the Agent's direction either (i) within ten (10) Business Days provide to the Agent sufficient additional collateral in form and substance satisfactory to the Agent as shall be necessary to insure that the test of Section 2.2(a) above is satisfied or (ii) within three (3) Business Days prepay pursuant to Section 6.4 hereof an amount as may be necessary to reduce the aggregate principal amount outstanding under the Revolving Credit Facility to an amount which will allow the test of Section 2.2(a) above to be met. The cure periods listed above shall start running on the date notice of the Agent's decision is given to the Borrowers.

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
      2.3 COUNTER INDEMNITY. The Borrowers jointly and severally agree to make each Indemnity Payment to the Agent for distribution to the Lenders immediately on demand of the Agent.

      2.4 DRAWINGS UNDER LETTERS OF CREDIT. No Lender shall concern itself with the regularity or propriety of any demand made under any Letter of Credit, provided that such demand is made in the manner called for in such Letter of Credit and (subject to such proviso) it shall not be a defense to a claim of such Lender under this Section 2.4 that such Lender could have resisted the payment in respect of which such claim is made.

      2.5 VARIATIONS. The Borrowers' obligations under this Section 2 shall not be in any way discharged or impaired by any variation of the terms of any Letter of Credit or this Credit Agreement or any document executed pursuant hereto to which the Borrowers have expressly consented in writing.

      2.6 SECURITY. The Borrowers' obligations under this Section 2 shall be in addition to and not in substitution for any security now or hereafter held by the Agent in respect of their obligations under this Credit Agreement.

      2.7 CERTIFICATES. A certificate together with evidence of payment submitted by a Lender to the Borrowers as to the amount of any Indemnity Payment owed to such Lender in respect of a Letter of Credit shall (save for manifest error) be conclusive and binding on the Borrowers for all purposes.

Section 3. THE NOTE.

            (a) The Borrowers' joint and several obligations to pay the principal of, and interest on, the Loan shall be evidenced by the Note.

            (b) At the time of the making of each Advance, and upon each payment of the principal of the Loan, the Agent shall, and is hereby authorized to, make a notation on the Note specifying the date and the amount of such Advance or such payment. Failure to make any such notation shall not limit or otherwise affect the Borrowers' or any guarantor's obligations in respect of this Credit Agreement or the Note.

Section 4. MANNER OF DRAWDOWN AND ISSUANCE OF LETTERS OF CREDIT.

      4.1 MANNER OF DRAWDOWN OR ISSUANCE. The Borrowers may draw an Advance or have a Letter of Credit issued upon:

            (a) The issuing Lender's prior satisfaction that the relevant conditions set out in Section 8 herein have been complied with;

            (b) No event having occurred to the actual knowledge of the Borrowers which, with or without notice or lapse of time, would constitute an Event of Default;

            (c) The issuing Lender having received from the Borrowers, for an Advance, an irrevocable Request for Borrowing (i) before 10:00 a.m. New York time at least three (3) and not more than ten (10) Business Days in the case of a LIBOR Advance and (ii) before 3:00 p.m. New York time at least one (1) and not more than ten (10) Business Days in the case of a Prime Advance prior to the Drawdown Date selected by the Borrowers.

            (d) The issuing Lender having received from the Borrowers, for the issuance of a Letter of Credit, an irrevocable Request for Letter of Credit at least five (5) Business Days prior to the Drawdown Date on which the Letter of Credit is to be issued.

      4.2 DISBURSEMENT OF FUNDS. Disbursement of each Advance proceeds shall be made by the issuing Lender to the Borrowers as directed by the Borrowers in the Request for Borrowing.

      4.3 FAILURE TO BORROW; DELAY. If the borrowing described in any Request for Borrowing or the issuance of a Letter of Credit described in any Request for Letter of Credit fails to take place or is delayed because any of the conditions specified in Section 8 below are not satisfied, the Borrowers shall jointly and severally indemnify the Lenders against any loss incurred as a result of the giving of such Request for Borrowing or Request for Letter of Credit, including without limitation any loss resulting from actions taken by the Lender to fund the requested Advance, but excluding any loss resulting from the gross negligence or willful misconduct of the Lenders. A certificate of any Lender stating in reasonable detail the amount of, and basis for, any such loss incurred by such Lender shall be conclusive absent manifest error.

Section 5. INTEREST.

      5.1   RATE OF INTEREST.

            (a) The Borrowers agree to pay interest in respect of all amounts outstanding under any LIBOR Advance at a rate per annum of the LIBOR Rate plus 2 and 1/2%.

            (b) The Borrowers agree to pay interest in respect of all amounts outstanding under any Prime Advance at a rate per annum of the Prime Rate plus 1/2%.

            (c) Interest on unpaid principal amounts of LIBOR Advances shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

            (d) Interest on unpaid principal amounts of Prime Advances shall be computed on the basis of a year of 365 days or, when applicable, 366 days.

            (e) The Borrowers agree to pay interest in respect of all Indemnity Payments at a rate per annum equal to the Prime Rate plus 2 and 1/2% from the date the obligation to make an Indemnity Payment arises to the date of payment. Interest on unpaid Indemnity Payments shall be computed on the basis of a year of 365 days or, when applicable, 366 days.

      5.2 PAYMENT OF INTEREST. Except as provided in Section 5.1(e) above with respect to interest on Indemnity Payments, interest shall be paid by the Borrowers on each Interest Payment Date.

      5.3 CONVERSION OF LIBOR ADVANCE TO PRIME ADVANCE.

            (a) At the end of any Interest Period for a LIBOR Advance, the Borrowers may, by irrevocable written notice to the Agent received at least three (3) Business Days prior to the end of such Interest Period, elect to convert such Advance to a Prime Advance.

            (b) The Borrowers shall notify the Agent before 10:00 a.m. New York time three (3) Business Days prior to the end of each Interest Period for any LIBOR Advance as to the length selected by the Borrowers for the next Interest Period. If no such notice is given, such LIBOR Advance shall automatically convert to a Prime Advance.

      5.4 OVERDUE PAYMENT OF PRINCIPAL AND INTEREST. Overdue principal of, and (to the extent permitted by law) overdue interest in respect of, amounts due under this Credit Agreement shall bear interest, payable on demand, at a rate per annum which shall be 2% in excess of the interest rate otherwise applicable pursuant to Section 5.1 above.

      5.5 COMPLIANCE WITH LAW. Notwithstanding any provision of this Credit Agreement or the Note to the contrary, in no event shall the aggregate amount of consideration which constitutes interest under any applicable law which is contracted for, charged or received hereunder or under this Credit Agreement or the Note ("Interest") exceed the maximum amount of nonusurious interest allowed by law, and any excess shall be credited on this Credit Agreement or the Note (or if all obligations under this Credit Agreement and the Note shall have been paid in full, refunded to the Borrowers). For purposes of the foregoing, the maximum amount of interest allowed by law shall be calculated by determining the amount of interest that could be contracted for, charged or received during the term hereof at the maximum rate of nonusurious interest allowed from time to time by applicable law as is now or, to the extent allowed by law, as may hereafter be in effect (the "maximum nonusurious interest rate") and, if at any time the rate of Interest to accrue would exceed the maximum nonusurious interest rate, the rate of Interest to accrue under the Note shall be limited to the maximum nonusurious interest rate, but any subsequent reductions in the LIBOR Rate or the Prime Rate shall not reduce the rate of Interest to accrue under this Credit Agreement or on the Note below the maximum nonusurious interest rate until the total amount of Interest accrued and paid under this Credit Agreement or on the Note equals the amount of Interest which could have accrued if a rate per annum equal to the LIBOR Rate plus 2 and 1/2% or the Prime Rate plus 1/2% had at all times been in effect.

Section 6. LOAN PAYMENTS

      6.1 PAYMENTS ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day is in a new month, then the payment required under this Credit Agreement or the Note shall be made on the first Business Day preceding the original date on which payment was due. If a payment of principal has been extended pursuant to this
Section 6.1, interest shall be payable on such principal at the applicable rate during such extension.

      6.2   REPAYMENT OF REVOLVING CREDIT FACILITY.

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
            (a) The Borrowers may repay any amounts outstanding under the Revolving Credit Facility prior to the Maturity Date, on the following terms and conditions:

                  (i) any amounts outstanding as LIBOR Advances may be repaid upon irrevocable written notice to the Agent three (3) days prior to the end of an Interest Period without prepayment fee or penalty, but any repayment made before the end of an Interest Period must be accompanied by Breakage Costs;

                  (ii) any amounts outstanding as Prime Advances may be repaid upon irrevocable written notice to the Agent no later than 4:00 p.m. New York time on the day before repayment and without prepayment fee or penalty.

            (b) The Borrowers shall jointly and severally repay all amounts outstanding under the Revolving Credit Facility to the Lenders in one payment on the Maturity Date.

      6.3 PAYMENT PROCEDURE. All payments and prepayments made by the Borrowers under the Note or this Credit Agreement shall be made by wire transfer in immediately available funds before 12:00 noon, New York Time on the date such payment is required to be made to the Lenders pursuant to the Agent's written instructions. Any payment received and accepted by the Lenders after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day. All payments and prepayments received shall be applied first to accrued interest and then to the reduction of principal.

      6.4   NET PAYMENTS.

            (a) All sums payable by the Borrowers under this Credit Agreement, or the Note, whether of principal, interest, fees or otherwise, shall be paid in full without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any Taxes, other than any Tax, on or measured by the income of the Lenders) shall not be less than the amounts otherwise specified to be paid under this Credit Agreement or the Note.

            (b) A certificate as to any additional amounts payable to the Lenders under this Section 6.4 submitted to the Borrowers by the Agent shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest error.

            (c) With respect to each deduction or withholding for or on account of any Taxes, the Borrowers shall promptly furnish to the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Lender) to establish any income tax credit to which a Lender may be entitled. In the event that such a deduction or withholding for Taxes becomes so applicable, the Lenders and the Borrowers will use their best efforts to minimize the effect of such Taxes.

      6.5 RIGHTS OF SET-OFF. The Agent and the Lenders shall, with respect to the Loan and all other amounts payable hereunder, have all rights of set-off, banker's lien and counterclaim as they are entitled to exercise under the law of the jurisdiction in which such rights are exercised.

      6.6 CHANGES IN CIRCUMSTANCES.

            (a) If, by reason of any change subsequent to the date of this Credit Agreement in applicable law or regulation or regulatory requirement or directive whether or not having the force of law or in the interpretation or application thereof by the governmental or quasi-governmental or judicial authority or central bank charged with the administration or interpretation of such law or regulation (a "Change in Circumstance"), a Lender shall determine in good faith that it has become unlawful or impossible for it to perform its obligations hereunder, the Agent shall immediately notify the Borrowers and, after such notice, the liability of such Lender to advance or maintain the Advances or issue Letters of Credit shall immediately cease or, (i) if any Advance has been made, the Borrowers shall prepay to such Lender such Advance, or (ii) if any Letter of Credit has been issued, the Borrowers, such Lender and the Agent shall use their reasonable good faith efforts to secure a replacement letter of credit at the sole expense of the Borrowers; PROVIDED THAT if the Borrowers are unable to secure such replacement letter of credit, the Borrowers shall deposit with such Lender at an account designated by that Lender an amount equal to the face amount of all then outstanding Letters of Credit. In any such event, but without prejudice to the aforesaid obligation of the Borrowers to prepay, the Borrowers, such Lender and the Agent shall negotiate in good faith for a period not to exceed ninety (90) days commencing from the date notice is given by the Agent as provided above, with a view to agreeing to terms for making or continuing to make available the Commitment from another jurisdiction or funding of the affected Advance and issuing or reissuing the affected Letters of Credit from alternative sources.

            (b) If the effect of any Change in Circumstance having effect after the date hereof, is to:

                  (i) change the basis of taxation to a Lender of payment of principal or interest or any other payment due pursuant to the terms of this Credit Agreement or the Note (other than an increase in the rate of taxation on the Lender's overall net income); or

                  (ii) impose or modify or deem applicable any reserve
            requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of or loans by a Lender; or

                  (iii) impose on any Lender any other condition affecting the
            Commitment or the Loan or any part thereof, the result of which is either to increase the cost to such Lender of making available or maintaining the Commitment or the Loan or any part thereof or to reduce the amount of any payment received by the Lender hereunder; then and in any such case if such increase or reduction in the opinion of the Lender materially affects the interests of the Lender;

                        (A) the Lender shall notify the Borrowers of any of the
                  above circumstances and the Lender shall use all reasonable efforts (without any financial commitment on its part) to avoid the effects of any such change and in particular, shall consider (without any commitment on its part) fulfilling its obligations under this Credit Agreement through another office or transferring its interest in this Credit Agreement and the Note at par to one or more of its Affiliates not affected by the Change in Circumstances if such transfer can be accomplished without material added cost to the Lender and in a manner compatible with its operational procedures; or

                        (B) If the efforts referred to in (A) above fail to have
                  the effect of eliminating the increased cost incurred by the Lender or the reduction in the amount of any payment received, the Borrowers shall within three (3)

                  Business Days following demand (whether made before or after any repayment of the amounts outstanding under this Credit Agreement and the Note) pay to the Lender such amount as the Lender shall certify to be necessary to compensate the Lender for such additional cost or reduction; provided, however, that despite such payments, the Lender and the Borrowers shall continue to use their best efforts to reduce the effect of such Change in Circumstance; and

                        (C) At any time thereafter, so long as the Change in
                  Circumstance giving rise to the obligation to make the compensating payment continues, the Borrowers may, upon giving the Lender not less than ten (10) Business Days' written notice which shall be irrevocable, prepay to the Lender the Loan (except for outstanding Letters of Credit) and shall deposit with the Lender at an account designated by the Lender an amount equal to the face amount of all then outstanding Letters of Credit.

            (c) If any amounts outstanding under this Credit Agreement are to be prepaid by the Borrowers pursuant to any of the provisions of this Section 6.6, the Borrowers shall simultaneously with such prepayment pay to the Lenders all Breakage Costs and all accrued interest and fees on the amounts to be prepaid.

            (d) The certificate of determination of a Lender, as to any matters referred to in this Section 6.6 shall show in reasonable detail the amount payable and the calculations used in good faith to determine such amount and shall, save for any manifest error, be conclusive and binding on the Borrowers.

      6.7 UNAVAILABILITY OF DOLLARS.

            (a) In the event that a Lender is not able to obtain Dollars in the London Interbank Market, in the manner in effect on the date of this Credit Agreement, the Dollars required by such Lender to fund the Loan shall be made available from such other financial sources as may be available to such Lender. In such an event the rate of interest applicable to the Loan for the relevant Interest Period will be for LIBOR Advances, the aggregate of 3% and for Prime Advances, 1/2% and the cost (expressed as a per annum percentage) to the

      Lender from such financial sources and for periods as may be elected by the Lender. Each change in such cost in respect of funding the Loan will cause an immediate corresponding change in the rate of interest payable by the Borrowers. This arrangement shall be temporary and should Dollars subsequently become available to the Lender in the London Interbank Market, in the manner in effect on the date of this Credit Agreement, then from the conclusion of the then current Interest Period for funding from alternative sources, the Loan will bear interest at the rate detailed in
      Section 5.1(a) above.

            (b) In the event that a Lender is unable (for any reason whatsoever) to acquire the required Dollars from any source, the parties hereto shall meet to discuss an alternative arrangement. In the absence of mutual agreement and at the end of ten (10) Business Days after the meeting referred to above the obligation of the Lender hereunder to make available the Loan shall be extinguished forthwith and the Loan shall be repaid forthwith by the Borrowers to such Lender along with all fees and Breakage Costs for the Loan.

      6.8   HOLDING ACCOUNT.

            (a) On or before the first Drawdown Date, the Borrowers shall cause to be established in the name of the Borrowers for the benefit of the Lenders an account and lock box (the "Holding Account" and the "Lock Box") at the Houston, Texas office of The Frost National Bank pursuant to the Holding Account Agreement. The Borrowers shall instruct all of their customers and account debtors to make all payments to the Lock Box or the Holding Account of all accounts receivable of the Borrowers, including but not limited to Accounts as defined in the Security Agreement. Any payments received directly by the Borrowers from their customers or account debtors will be deposited immediately in the Holding Account. Until an Event of Default shall have occurred, the Borrowers shall have the right to transfer from the Holding Account any amounts in the Holding Account. After an Event of Default shall have occurred all amounts in the Holding Account may be applied by the Agent for the benefit of the Lenders in payment of any amounts due and outstanding under this Credit Agreement or the Note.

            (b) On each Interest Payment Date, the Maturity Date, and each day on which any commitment fee is payable and only in the event that the Borrowers have failed to make a payment in accordance with the terms of this Credit Agreement and the Note, all amounts in the Holding Account (including interest accrued), shall be used first to pay interest due on such Interest Payment Date, second to pay any commitment fee due on such date and third to repay the principal amount outstanding on the Note which is due and payable to the Lenders on such date. After such payments have been made, all other funds in the Holding Account shall be released to the Borrowers.

            (c) The Holding Account shall terminate and any funds remaining in it shall be paid the Borrowers upon the fulfillment of all of the Borrowers' Obligations or upon the prior written consent of the Lenders.

      6.9 TAX TREATY. Each Lender that is organized under the laws of a country other than the United States of America agrees:

            (a) To complete and deliver to the Borrowers on or before the first Drawdown Date Internal Revenue Service Form 4224.

            (b) To complete and deliver to the Borrowers from time to time, provided the Lender is eligible to do so, any successor or additional forms required in order to secure an exemption from, or reduction in the rate of, income tax withholding imposed by the United States of America. Each such Lender shall amend or supplement any such form as required and permitted by applicable law to insure that it is in full force and effect, accurate and complete at all times.

Section 7. SECURITY.

      7.1 SECURITY AGREEMENT. The Credit Facility and all other amounts due under this Credit Agreement shall be secured in accordance with the provisions of the Security Agreement.

      7.2 GUARANTY. The Credit Facility and all other amounts due under this Credit Agreement shall be secured in accordance with the provisions of the Guaranty.

      7.3 HOLDING ACCOUNT AGREEMENT. The Credit Facility and all other amounts due under this Credit Agreement shall be secured in accordance with the terms of the Holding Account Agreement.

      7.4 FURTHER ASSURANCES. The Borrowers agree to execute and deliver to the Agent such financing statements or other instruments or documents as the Agent may reasonably request in order to perfect the security created by the Security Agreement, and the Holding Account Agreement or otherwise required by this Credit Agreement.

Section 8.        CONDITIONS PRECEDENT.

      8.1 DOCUMENTS REQUIRED AS CONDITIONS PRECEDENT TO THE DRAWDOWN OF THE FIRST ADVANCE. The obligation of the Lenders to make the first Advance (or issue the first Letter of Credit, whichever is earlier) is subject to the condition precedent that the Agent shall have received at or prior to the first Drawdown Date all of the following, each dated on or before the first Drawdown Date and each in form and substance satisfactory to the Lenders.

            (a) The executed Note and the other Loan Documents.

            (b) Certified copies of the resolutions of the Boards of Directors of the Borrowers and the Guarantor authorizing the execution and delivery by the Guarantor and the Borrowers of the Loan Documents to which they are parties and all documents evidencing other necessary corporate action with respect to the Loan Documents.

            (c) Certificates of the Secretaries or the Assistant Secretaries of the Guarantor and the Borrowers certifying the names and true signatures of the officers of the Guarantor and the Borrowers authorized to sign the Loan Documents on behalf of the Guarantor and the Borrowers and the other documents or certificates to be executed by the Guarantor and the Borrowers pursuant to this Credit Agreement.

            (d) Copies certified as of a recent date by the Secretaries or the Assistant Secretaries of the Guarantor and the Borrowers of their By-Laws.

            (e) Copies of the Guarantor's and the Borrowers' Certificates of Incorporation certified by the relevant officials of their jurisdiction of incorporation within thirty (30) days from the date of the first Drawdown Date and certificates dated within thirty (30) days of the first Drawdown Date of the relevant officials of their jurisdiction of incorporation as to the existence and good standing of the Guarantor and the Borrower.

            (f) An opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, counsel to the Guarantor and the Borrowers, acceptable to the Agent.

            (g) An opinion of Gardere Wynne Sewell & Riggs, L.L.P., special counsel to the Lender, acceptable to the Agent.

            (h) The Borrowers shall have executed and delivered to the Agent copies of all documents and filings and shall have taken all actions necessary to perfect the security interests created by the Holding Account Agreement and the Security Agreement as first priority perfected security interests.

            (i) All orders, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with and exemptions by any Governmental Agency or any Person (other than any routine filings which may be required after the date hereof with appropriate governmental authorities in connection with the operation of the Borrowers' assets) required to (i) authorize the execution, delivery and performance by the Borrowers and the Guarantor of the Loan Documents to which they are parties or (ii) prevent the execution, delivery and performance by the Borrowers and the Guarantor of the Loan Documents to which they are parties from resulting in a breach of any of the terms or conditions of, or resulting in the imposition of any lien, charge or encumbrance upon any properties of the Borrowers or the Guarantor pursuant to, or constituting a default (with due notice or lapse of time or both), or resulting in an occurrence of any event for which any holder or holders of Indebtedness may declare the same due and payable under, any indenture, agreement, order, judgment or instrument under which any Borrower or the Guarantor is a party (other than the Holding Account Agreement or the Security Agreement) or to the Borrowers' knowledge after due inquiry by which the Borrowers or the Guarantor or their property may be bound or affected, or under the Certificates of Incorporation or ByLaws of the Borrowers or the Guarantor, shall have been obtained or made.

            (j) Payment by the Borrowers of the fees referred to in Section 9.1 below and referred to in the side letter dated the date hereof among the Agent and the Borrowers required to be paid on or before the first Drawdown Date.

            (k) Except for indebtedness referred to in Section 10.16 below, all of the Indebtedness of the Borrowers for borrowed money arising in the future shall be fully subordinated to the Obligations on terms and conditions acceptable to the Lenders.

            (l) There shall have been no material adverse change in the financial condition of any Borrower or the Guarantor since the financial statements delivered to the Agent for the period ending September 30, 1998.
            (m) If the first Drawdown Date is not the date hereof, certificates dated the first Drawdown Date of an officer of the Borrowers and the Guarantor, respectively, certifying that:

                  (i) The representations and warranties contained in Section 10 below and in Section 7 of the Guaranty are correct on and as of the first Drawdown Date as through made on and as of such date except those expressly made as of another date; and

                  (ii) No event has occurred and is continuing, or would result from the first Advance or first issuance of a Letter of Credit which constitutes an Event of Default or with the passing of time or the giving of notice would constitute an Event of Default.

            (n) A Commitment Notice for the Commitment Period commencing January 1, 1999.

      8.2 ADDITIONAL CONDITIONS PRECEDENT TO SUBSEQUENT ADVANCES AND LETTERS OF CREDIT. The obligation of the Lenders to make each subsequent Advance and to issue each subsequent Letter of Credit shall be subject to the further condition precedent that the Agent shall have received at or prior to the date of such subsequent Advance or the date of issuance of such subsequent Letter of Credit, each dated on or before the date of the subsequent Advance or subsequent Letter of Credit and each in form and substance satisfactory to the Lenders:

            (a) a certificate (dated the date of such Advance or Letter of Credit) of an officer of the Borrowers and the Guarantor, respectively, certifying that:

                        (i) The representations and warranties contained in
                  Section 10 below and in Section 6 of the Guaranty are correct on and as of the date such Advance is made or Letter of Credit is issued as though made on and as of such date except those expressly made as of another date; and

                        (ii) No event has occurred and is continuing, or would
                  result from such Advance, or from the issuance of such Letter of Credit, which constitutes an Event of Default or with the passing of time or the giving of notice would constitute an Event of Default.

            (b) payment by the Borrowers of the fees required to be paid on or before such date by Section 9.1 below.

      8.3 WAIVER OF CONDITIONS PRECEDENT. All of the conditions precedent contained in this Section 8 are for the sole benefit of the Lenders and the Lenders may waive any or all of them in their absolute discretion.

Section 9. FEES AND EXPENSES.

      9.1   FEES.

            (a) The Borrowers shall pay to the Agent for distribution to the Lenders a commitment fee of one-half of one percent (1/2%) per annum of the daily undrawn portion of the Available Commitment up to and including the Maturity Date. Such commitment fee shall begin to accrue on the date of this Credit Agreement and shall be payable quarterly in arrears, the first such payment to be made on March 31, 1999 and quarterly thereafter. The amount of the commitment fee shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

            (b) The Borrowers shall pay to the Agent for distribution to the Lenders a commitment fee of one-quarter of one percent (1/4%) per annum of the Unavailable Commitment up to and including the Maturity Date, payable quarterly in arrears, the first such payment to be made on March 31, 1999 and quarterly thereafter.

            (c) The Borrowers shall pay to the Agent for distribution to the issuing Lender a letter of credit fee equal to one and one half percent (1-1/2%) per annum on the face amount of each Letter of Credit outstanding, payable quarterly in arrears.

      9.2 EXPENSES. The Borrowers jointly and severally agree, whether or not any Advance is made or Letter of Credit is issued, to promptly pay or reimburse the Agent upon demand for all reasonable fees and disbursement of the Agent, including, but not limited to, travel and other out-of-pocket expenses of the Agent and the reasonable fees and expenses of external counsel and technical consultants to the Agent, incurred in connection with (a) the preparation, execution and delivery of the Loan Documents, the making of Advances and issuance of Letters of Credit under this Credit Agreement and all other documents referred to herein and any amendments, renegotiation, refinancing or waivers to or termination of any thereof, (b) the recording, filing and perfection of all security interests created by the Loan Documents and (c) the protection of the rights of the Agent and the Lenders under this Credit Agreement and all other documents referred to herein and the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise.

      9.3 GENERAL INDEMNITY. The Borrowers hereby jointly and severally agree to:

            (a) pay and hold the Agent and the Lenders harmless from and against any and all present and future stamp and other similar Taxes with respect to the Note and the other Loan Documents and save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes, and will indemnify the Agent and each Lender for the full amount of Taxes paid by the Lender in respect of payments made or to be made hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted;

            (b) indemnify the Agent and each Lender, and its officers, directors, employees, representatives, agents, attorneys and Affiliates (an "Indemnitee") from and hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (collectively the "Indemnity Matters") which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Borrowers of the proceeds of the Loan, (ii) the operations of the business of the Borrowers, (iii) the failure of the Borrowers to comply with any requirement of any Government Agency, or (iv) any other aspect of this Credit Agreement, the Note and the other Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the negligence of any Indemnitee;

            (c) In the case of any indemnification hereunder, the Agent, any Lender or other Person indemnified hereunder shall give notice to the Borrowers within a reasonable period of time of any such claim or demand being made against it and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrowers provide a defense, the Indemnitee shall bear its own cost of defense unless there is a conflict of interest between the Borrowers and such Indemnitee.

            (d) No Indemnitee may settle any claim to be indemnified pursuant to this Section 9.3 without the consent of the indemnitor, such consent not to be unreasonably withheld; PROVIDED, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnitee proposes, if the indemnitor does not have the financial ability to pay all of its obligations outstanding and asserted against the Indemnitee at that time, including the maximum potential claims against the Indemnitee to be indemnified pursuant to this Section 9.3.

            (e) Notwithstanding anything to the contrary in this Credit Agreement, the Borrowers shall have no indemnity obligation with respect to any Indemnitee Matter caused by or resulting from the gross negligence or willful misconduct of the Agent, any Lender or any other Indemnitee.

            (f) The indemnity and hold harmless contained in this Section 9.3 shall not extend to the Agent, any Lender or any other Indemnitee in its or his capacity as an equity investor in the Borrowers or as an owner of any property or interest as to which the Borrowers are also an owner but only to the Agent's or any Lender's capacity as a lender or a holder of security interests.

      9.4 SURVIVAL. The obligations of the Borrowers under this Section 9 shall survive payment of all other amounts due under this Credit Agreement.

Section 10. REPRESENTATIONS AND WARRANTIES OF BORROWERS.

      Each Borrower represents and warrants to the Lenders as follows:

      10.1 DUE INCORPORATION, QUALIFICATION, ETC. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation to do business in the jurisdictions in which the failure to be so qualified would have a material adverse effect on its business or financial condition, and it has full corporate power and authority to own its properties and assets and to conduct its business as presently conducted.

      10.2 CAPACITY. It has full corporate power and authority to execute and deliver, and to perform and observe the provisions of the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

      10.3 AUTHORITY AND ENFORCEABILITY. The execution, delivery and performance by such Borrower of the Loan Documents to which it is a party have been or will be duly authorized by all necessary corporate action. This Credit Agreement (including the New York choice of law) constitutes, and the other Loan Documents to which it is a party constitute, or will constitute, legal, valid and binding obligations of such Borrowers enforceable against it in accordance with their respective terms, subject to laws affecting creditors' rights generally and applicable equitable principles. The Security Agreement and the Holding Account Agreement shall on the first Drawdown Date create and constitute valid and perfected security interests in and to the properties covered thereby, subject to the exceptions contained therein, enforceable against all third parties, subject to laws affecting creditors' rights generally and applicable equitable principles, and shall secure the Credit Facility.

      10.4 GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (other than any routine filings which may be required after the date hereof with appropriate governmental authorities required in connection with the perfection of the security interests created by any of the Loan Documents), or exemption by, any Governmental Agency, is required to authorize the execution, delivery and performance by such Borrower of the Loan Documents to which it is a party.

      10.5 COMPLIANCE WITH OTHER INSTRUMENTS. The execution and delivery of this Credit Agreement and compliance with its terms, the issuance of the Note and the execution and delivery of the Security Agreement and the Holding Account Agreement and the compliance with their terms as contemplated herein, do not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge or encumbrance (except those contemplated by this Credit Agreement) upon any properties of such Borrower pursuant to, or constitute a default (with due notice or lapse of time or both), or result in an occurrence of any event for which any holder or holders of Indebtedness may declare the same due and payable under any indenture, agreement, order, judgment or instrument under which such Borrower is a party or to such Borrower's knowledge, after due inquiry, by which such Borrower or its property may be bound or affected, or under the Certificate of Incorporation or By-Laws of such Borrower, and, to such Borrower's knowledge, after due inquiry, do not violate any provision of applicable law.

      10.6  FINANCIAL STATEMENTS.

            (a) The consolidated balance sheets of the Borrowers and the Guarantor as of September 30, 1998 and the related consolidated statements of income and cash flow of the Borrowers and the Guarantor for the month and year to date period ended on that date, copies of which have been furnished to the Agent, have been prepared in accordance with GAAP and fairly present the financial conditions of the Borrowers and the Guarantor as of such date and the results of the operations of the Borrowers and the Guarantor for the period ended on such date.

            (b) As of September 30, 1998 the Borrowers and the Guarantor have no contingent liabilities which, if determined adversely to them (either singly or in the aggregate), would have a material adverse effect.

      10.7 MATERIAL ADVERSE EVENTS. Since September 30, 1998 neither the business, the prospects, the properties nor the condition (financial or otherwise) of any Borrower or the Guarantor have been materially adversely affected.

      10.8 LITIGATION, ETC. Except as disclosed in writing to the Agent, there are no actions, suits or proceedings pending, or to the knowledge of the Borrowers threatened, against or affecting the Borrowers or the Guarantor, at law or in equity which, if adversely determined, would have a material adverse effect on the Borrowers or the Guarantor. To the Borrowers' knowledge, as of September 30, 1998, neither Borrower or the Guarantor was in violation with respect to any applicable laws or regulations which non-compliance would have a material adverse effect nor is any

Borrower or the Guarantor in violation or default with respect to any order, writ, injunction, demand or decree of any court or any Person or in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) in any material respect under any indenture, agreement or other instrument under which any Borrower or the Guarantor is a party or may be bound, default under which would have a material adverse effect.

      10.9 PRINCIPAL PLACE OF BUSINESS. The chief executive office and principal place of business of the Borrowers and the Guarantor is located at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

      10.10 PATENT AND OTHER RIGHTS. The Borrowers and the Guarantor have the right to use all patents, licenses, trademarks, trade names, trade secrets, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted without known conflict with the rights of others which would materially and adversely affect such businesses.

      10.11 TAXES. The Borrowers and the Guarantor have filed or caused to be filed all tax returns which are required to be filed by them, pursuant to the laws, regulations or orders of each Person with taxing power over the Borrowers and the Guarantor or their assets. The Borrower and the Guarantor have paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns, or otherwise, or pursuant to any assessment received by the Borrowers and the Guarantor, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided. The charges, accruals and reserves in respect of Taxes on the books of the Borrowers and the Guarantor are adequate (determined in accordance with GAAP). There are no proposed material tax assessments against any Borrower or the Guarantor and no extension of time for the assessment of federal, state or local Taxes of the Borrowers or the Guarantor is in effect or has been requested.

      10.12 EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. No Reportable Event has occurred and is continuing with respect to any Plan.

      10.13 INVESTMENT COMPANY ACT OF 1940. Neither Borrower is an "investment company" within the meaning of the Investment Company Act of 1940.

      10.14 SUBSIDIARIES. The Borrowers have no subsidiaries. The Guarantor has no active subsidiaries other than the Borrowers. The inactive subsidiaries of the Guarantor are Horizon

Offshore International, Ltd. and Horizon Group, LDC., each of which shall remain inactive unless the Lenders otherwise agree in writing.

      10.15 ENVIRONMENTAL COMPLIANCE.

            (a) The Borrowers have duly complied in all material respects with, and their properties and operations are in compliance in all material respects with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies unless such compliance would violate the laws or regulations of the jurisdiction in which their properties or operations are located.

            (b) As of the date of this Credit Agreement, the Borrowers have received no notice from any Governmental Agency, and have no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the properties owned or operated by the Borrowers.

            (c) The Borrowers have been issued all required permits, licenses, certificates and approvals of all Governmental Agencies relating to (i) air emissions, (ii) discharges to surface water of ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (vi) other environmental, health or safety matters necessary for the ownership or operation of the properties owned or operated by the Borrowers and such permits, licenses, certificates and approvals are in full force and effect on the date of this Credit Agreement.

            (d) To the best of the Borrowers' knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from or as a result of any operations or any of the properties owned or operated by the Borrowers required to be reported to any Governmental Agency.

            (e) There has been no material complaint, compliance order, compliance schedule, notice letter, notice of citation or other similar notice from any applicable environmental agency which concerns the operations of the properties owned or operated by the Borrowers.

      10.16 INDEBTEDNESS. The Borrowers have no indebtedness for borrowed money other than the Indebtedness hereunder, and a loan of approximately USD 60,000,000 from the lenders under that certain Loan Agreement dated as of the date hereof among the financial institutions named therein, The CIT Group/Equipment Financing, Inc., as Agent for financial institutions, and the Borrowers.

Section 11. AFFIRMATIVE COVENANTS OF BORROWERS.

      Until the payment in full of all amounts due under this Credit Agreement and the Note by the Borrowers, unless compliance shall have been waived by the Lenders, the Borrowers and the Guarantor agree that:

      11.1  FINANCIAL STATEMENTS, REPORTS AND INSPECTION.

            (a)   The Borrowers and the Guarantor will furnish to the Agent:

                  (i) as soon as possible and in any event within two (2)
            Business Days after an officer of the Borrowers has knowledge of the occurrence of any Event of Default or of any default in the performance of the Loan Documents, or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default or such a default, which is continuing on the date of such statement, the statement of the chief financial officer of the Borrowers setting forth the details of such Event of Default or event or default and the action which the Borrowers propose to take with respect thereto;

                  (ii) as soon as available and in any event within forty-five
            (45) days after the close of each quarter of the Guarantor's fiscal years, a copy of quarterly consolidated financial statements for the Guarantor prepared in accordance with GAAP and certified by the chief financial officer or chief accounting officer of the Guarantor together with consolidating statements of each Borrower;

                  (iii) as soon as available and in any event within ninety (90)
            days after the close of the Guarantor's fiscal years, a copy of the consolidated annual audited financial statements for such year for the Guarantor certified by Arthur Andersen, LLP or other independent public accountants of recognized standing acceptable to the Lenders;

                  (iv) on the fifteenth (15th) day and the last day of each
            month, a barge status report in form and substance satisfactory to the Agent;

                  (v) as soon as possible and in any event by December 1 of each year an annual business plan for the Borrowers for the coming year, including projections of expenses and revenues; and

                  (vi) (A) as soon as possible, and in any event, within thirty
            (30) days after either Borrower or the Guarantor knows that any Reportable Event with respect to any Plan has occurred, a statement of an officer of the Borrowers or the Guarantor setting forth details as to such Reportable Event and the action which the Borrowers or the Guarantor propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Borrowers or the Guarantor and (B) promptly after receipt thereof a copy of any notice relating to a Reportable Event having a material adverse effect, the Borrowers, or the Guarantor or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan; PROVIDED, HOWEVER, this Section 11.1(a)(vii)(B) shall not apply to notice of general application promulgated by the Department of Labor.

            (b) The Borrowers or the Guarantor will, upon request, furnish to the Agent such information as the Agent may reasonably request with respect to the business, affairs or condition (financial or otherwise) of the Borrowers or the Guarantor and will permit the Agent or its representatives at any reasonable time or times during normal business hours upon three (3) Business Days' prior notice, to inspect the properties of the Borrowers or the Guarantor, to inspect, audit and examine the books or records of the Borrowers or the

      Guarantor and to take extracts therefrom and will reimburse the Agent for all reasonable expenses incurred in connection therewith.

            (c) Within forty-five (45) days of the close of the first three quarters of the Guarantor's fiscal year and on the dates that the annual reports required pursuant to Section 11.1(a)(iii) above are provided to the Agent, the Guarantor shall furnish to the Agent a certificate signed by the chief financial officer or chief accounting officer of the Guarantor certifying that (A) the representations and warranties contained in Section 10 of this Credit Agreement are correct on and as of the date of such certificate as though made on and as of such date except those expressly made as of another date and (B) the Guarantor is in compliance with all of the covenants contained in Sections 12.11, 12.12, 12.13, 12.14 and 12.15 of this Credit Agreement, such certificates showing the relevant computations for such compliance.

            (d) As soon as possible and in any event within ninety (90) days of the end of each of the Guarantor's fiscal years, a certificate from the Guarantor's auditors referred to in Section 11.1(a)(iii) above, certifying that (A) such auditor is not aware of any Events of Default and (B) the Guarantor is in compliance with the covenants contained in Sections 12.11, 12.12, 12.13, 12.14 and 12.15 of this Credit Agreement, such certificates showing the relevant computations for such compliance.

            (e) In addition to the right of inspection referred to in Section 11.1(b) above, the Agent may call for up to four audits of the accounts receivable of the Borrowers annually, or more if the Lenders have reasonable cause to believe that the value of such accounts receivable or the Borrowers' accounting practices are in doubt. The costs of any such audits shall be for the account of the Borrowers and the Borrowers shall cooperate with the Agent, the Lenders and their agents in connection with such audits.

            (f) In addition to the requirements of Section 2.2(b) above, the Borrowers shall provide to the Agent a Borrowing Base Report each Friday, or the next succeeding Business Day, if any Friday is not a Business Day.

      11.2 INSURANCE. The Borrowers shall insure, or cause to be insured, the properties of the Borrowers under policies of insurance customarily obtained by businesses in the same or similar business as the Borrowers. The Borrowers will promptly notify the Agent of any material changes in such insurances or any change in the underwriters or clubs providing such insurances.

      11.3 OTHER DEBT. The Borrowers will promptly pay and discharge any and all Indebtedness, liens, charges, and all Taxes imposed upon them or upon their income or profits, or upon any of their properties prior to the date on which penalties accrue thereon, and lawful claims which, if unpaid, might become a lien or charge upon the property of the Borrowers, except such as may in good faith be contested or disputed, provided appropriate reserves are maintained in accordance with GAAP.

      11.4 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. The Borrowers and the Guarantor will preserve and maintain their corporate existence, their business as presently conducted, and all of their rights, privileges and franchises necessary or desirable in the normal conduct of said business, and will conduct their businesses in an orderly, efficient and regular manner.

      11.5 FINANCIAL RECORDS. The Borrowers and the Guarantor will keep books of record and account in which proper entries will be made of their transactions in accordance with GAAP.

      11.6  ENVIRONMENTAL COMPLIANCE.

            (a) The Borrowers will comply with and will use their best efforts to cause their agents, contractors and sub-contractors (while such Persons are acting within the scope of their contractual relationship with the Borrowers) to so comply with (i) all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies and (ii) the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the properties owned or operated by the Borrowers unless such compliance would violate the laws or regulations of the jurisdictions in which the properties or operations of the Borrowers are located.

            (b) The Borrowers will use their best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the properties owned or operated by the Borrowers.

      11.7 ENVIRONMENTAL NOTIFICATIONS. The Borrowers shall notify the Agent, in writing, within five (5) Business Days of any of the following events occurring after the date of this Credit Agreement:

            (a) Any written notification made by the Borrowers to any U.S. or foreign federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the properties and operations owned or operated by the Borrowers;

            (b) Knowledge by an officer of the Borrowers of receipt of service by the Borrowers of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any U.S. or foreign court, federal, state or local environmental agency, alleging (i) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the properties owned or operated by the Borrowers or
      (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the properties and operations owned or operated by the Borrowers.

            (c) It is understood by the parties hereto that the above mentioned notices are solely for the Lenders' information, may not otherwise be required by any U.S. or foreign federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Agent and the Lenders.

            (d) The term "environmental agency" as used herein shall include, but not be limited to, the United States Environmental Protection Agency, the United States Coast Guard, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, ET SEQ.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

      11.8  ENVIRONMENTAL INDEMNIFICATION.

            (a) The Borrowers hereby agree to indemnify and hold the Indemnitees harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against any Indemnitee with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the properties owned or operated by the Borrowers of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrowers.

            (b) It is the parties' understanding that neither the Agent, the Lenders nor any other Indemnitee does now, has never and does not intend in the future to exercise any operational control or maintenance over of the properties and operations owned or operated by the Borrowers, nor has any of them in the past, presently, or intends in the future to, maintain an ownership interest in the properties owned or operated by the Borrowers except as may arise upon enforcement of the Agent's or the Lenders' rights under the Security Agreement.

            (c) The indemnity and hold harmless contained in this Section 11.8 shall not extend to the Agent, any Lender or any other Indemnitee in its or his capacity as an equity investor in the Borrowers or as an owner of any property or interest as to which the Borrowers are also an owner but only to the Agent's and the Lenders' capacity as a lender or a holder of security interests.

      11.9 YEAR 2000 COMPLIANCE. On or prior to March 31, 1999 (the "COMPLIANCE DATE"), the Borrowers and the Guarantor shall take all actions necessary to insure that the automated systems used by the Borrowers and the Guarantor that are material to their operations (collectively, "MISSION-CRITICAL SYSTEMS"), including without limitation, software, hardware and other data processing devices, shall not fail, malfunction or produce incorrect results with respect to data, calculations and other processing involving dates before, as of or after December 31, 1999, regardless of the form of the date data is received or processed (collectively "YEAR 2000 COMPLIANT" or "YEAR 2000

COMPLIANCE"). Without limiting the generality of the foregoing, on or prior to the Compliance Date, the Borrowers and the Guarantor shall test and certify that their Mission-Critical Systems are Year 2000 Compliant in accordance with commercially reasonable practices and industry standards. The Borrowers and the Guarantor agree that upon the reasonable request of the Lenders, the Borrowers and the Guarantor will make their employees, consultants, premises, records and documentation available to the Agent with respect to their Year 2000 Compliance efforts. Section 12. NEGATIVE COVENANTS OF BORROWERS. Until the payment in full of all amounts due under this Credit Agreement and the Note by the Borrowers, the Borrowers and the Guarantor agree that they will not without the prior written consent of the Lenders:

      12.1 LIENS. Create, incur, assume or suffer to exist any lien (including any encumbrance or security interest) of any kind upon any of their other assets, revenues or right to receive revenue whether now owned or hereafter acquired, except for the liens and other encumbrances set forth below (the "Permitted Liens"):

            (a) liens for Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrowers;

            (b) liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrowers;

            (c) maritime liens:

                  (i) arising in the ordinary course of business by operation of law that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Lenders or

                  (ii) arising in connection with salvage and general average;
            or

                  (iii) arising in connection with crew wages claimed but not paid;

            (d) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrowers;

            (e) judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;

            (f) liens required by the terms of this Credit Agreement;

            (g) purchase money security interests in connection with Indebtedness referred to in Section 12.5(e) below; and

            (h) liens in favor of The CIT Group/Equipment Financing, Inc., as Agent ("CIT") pursuant to the Loan Agreement dated as of the date hereof among the Borrowers, CIT, as Agent and the lenders named therein, and any replacements and extensions thereof.

      12.2 LINE OF BUSINESS. Enter into any new line of business unrelated to their present activities after the date of this Credit Agreement.

      12.3 CONSOLIDATION, MERGER, ETC. Consolidate with or merge with, or sell (whether in one transaction or in a series of transactions) all or substantially all of their assets to any Person.

      12.4 MODIFICATION OF AGREEMENTS. Amend, modify or otherwise change any of the Loan Documents.

      12.5  INDEBTEDNESS.  Incur any Indebtedness, except:

            (a)   the Advances and the Letters of Credit;

            (b) accounts payable and accrued liabilities incurred in the ordinary course of business;

            (c) letters of credit, performance and bid bonds obtained by the Borrowers in the ordinary course of their business, other than the Letters of Credit, up to an aggregate amount of USD 15,000,000.00 at any time;

            (d) supersedeas bonds obtained by the Borrowers in the ordinary course of their business;

            (e) purchase money indebtedness in connection with capital expenditures but with no more than USD 3,000,000.00 of such debt being outstanding at any time; and

            (f) indebtedness to CIT in the principal amount of up to USD 60,000,000 (plus interest and fees) and replacements and extensions thereof.

      12.6 REPORTABLE EVENT. Cause or allow to occur a Reportable Event.

      12.7 CHANGE OF LEGAL STRUCTURE. Cause or allow to occur any material change in their present Certificate of Incorporation or By-Laws adversely affecting the Lenders or change their jurisdiction of incorporation.

      12.8 CHANGE OF PLACE OF BUSINESS. Make any change in the address of their principal place of business or their chief executive office except upon thirty
(30) days' prior written notice to the Agent.

      12.9 SUBSIDIARIES. Create or acquire any subsidiaries, unless the Borrowers notify the Agent of the creation or the acquisition of such subsidiary and such subsidiary, at the Lenders' request, guarantees the Borrowers' obligations hereunder in form and substance satisfactory to the Lenders.

      12.10 SALE OF FIXED ASSETS OR ACCOUNTS. Sell, transfer or assign any fixed assets or any account receivable; provided, however, that the Borrowers may sell, transfer or assign any surplus or scrap equipment in the ordinary course of business in an amount of up to USD 5,000,000.00 annually.

      12.11 CURRENT RATIO. Permit the Current Ratio to be less than 1.1 to 1 at any time.

      12.12 WORKING CAPITAL. Permit its consolidated Working Capital to be less than USD 3,000,000.00 at any time.

      12.13 FIXED CHARGE COVERAGE RATIO. Permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1.0 for the period from the Closing Date through March 31, 1999 and 1.5 to 1.0 thereafter on a rolling four quarter basis.

      12.14 DEBT RATIO. Permit its Debt Ratio at any time to be greater than 55%.

      12.15 NET WORTH. Permit its Net Worth to be less than the aggregate of (a) USD 93,000,000, (b) seventy-five percent (75%) of positive net income for each fiscal quarter, on a cumulative basis commencing with the quarter beginning October 1, 1998, and (c) seventy-five percent (75%) of the net proceeds of future offerings by the Guarantor of common stock or other equity of the Guarantor.

      12.16 COMPLIANCE WITH FEDERAL RESERVE BOARD REGULATIONS. No part of the proceeds of any Advance, and no Letter of Credit, will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrowers or the Guarantor in a violation of Regulation X of said Board or the Lenders in a violation of Regulation U of said Board. In particular, without limitation of the foregoing, neither the Borrowers nor the Guarantor will use any part of the proceeds of any Advance to be made hereunder to acquire for itself or for any other person any publicly-held securities of any kind. The assets of the Borrowers and the Guarantor do not and will not include any margin securities, and the Borrowers and the Guarantor have no present intention of acquiring any margin securities. As used in this Section 12.17, the terms "margin security" and "purpose of purchasing or carrying" shall have the meanings assigned to them in the aforesaid Regulation U, and the term "publicly-held", in respect of securities, shall have the meaning assigned to it in Section 220.7(a) of Regulation T of said Board. If requested by any Lender, the Borrowers will furnish to such Lender a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

      12.17 LOANS AND INVESTMENTS. Advance funds to, or make investments in, (whether by way of loan, stock purchase or capital contribution) any Person other than in Cash Equivalents and other than for the payment of costs and expenses as set forth in the Limited Liability Company Agreement between the Guarantor and DSND Sondenfjeldske ASA in respect of DSND Horizon, LLC, a Delaware limited liability company.

      12.18 CONTRACTS WITH AFFILIATES. Enter into any transaction with any director, officer, employee, shareholder or Affiliate of the Borrowers or the Guarantor except on terms no less favorable to the Borrowers than the Borrowers could obtain in an arms length transaction with Persons not affiliated with the Borrowers.

      12.19 CHANGE OF MANAGEMENT. Cause or allow to occur any material change in their present executive management.

      12.20 LEASE PAYMENTS. Excluding capitalized leases, incur or pay more than USD 2,000,000 per year in the aggregate for operating leases or rental of equipment, vessels or real property having a term in excess of twelve (12) months, other than rental for their principal place of business referred to in
Section 10.9 above.

      12.21 DIVIDENDS. Allow the Guarantor to make any dividend payments or other distributions to its stockholders or redeem or otherwise acquire any of its stock, except as may be necessary or advisable to complete the transaction contemplated by the USD 10,000,000 stock repurchase plan adopted by the Board of Directors of the Guarantor on July 29, 1998 (which completion shall be no later than December 31, 1999).

      12.22 FISCAL YEARS. Change or allow to change, the fiscal year of either Borrower or the Guarantor from one ending on December 31.

Section 13. EVENTS OF DEFAULT.

      13.1 EVENTS. An "Event of Default" shall exist if any of the following events shall occur and be continuing:

            (a) The Borrowers shall default in the payment or prepayment when due of any principal or interest on the Loan or any fees or other amount payable by them hereunder or under any other Loan Document and such default shall continue for three (3) Business Days after such amount is due; or

            (b) The Borrowers or the Guarantor shall default in the payment when due of any principal of or interest on any of their other Indebtedness in an aggregate amount in excess of USD 100,000.00; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity; or

            (c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrowers or the Guarantor or any certificate furnished to the Agent or the Lenders pursuant to the provisions hereof or any other Loan

      Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

            (d) The Borrowers or the Guarantor shall fail to perform or observe any provision of the Loan Documents to which they are parties and such failure shall continue unremedied for a period of ten (10) Business Days after (i) the failure arises and (ii) the Borrowers or the Guarantor have knowledge of such failure, or ten (10) Business Days after the Agent gives the Borrowers notice of such failure; or

            (e) The Borrowers or the Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

            (f) The Borrowers or the Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
      (iii) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

            (g) A proceeding or case shall be commenced, without the application or consent of the Borrowers or the Guarantor in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrowers or the Guarantor or of all or any substantial part of the assets of any of them, or (iii) similar relief in respect of the Borrowers or the Guarantor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days; or an order for relief against the Borrowers or the Guarantor shall be entered in an involuntary case under the U.S. Bankruptcy Code; or

            (h) A judgment for the payment of money in excess of USD 150,000.00 shall be rendered by a court against any of the Borrowers or the Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrowers or the Guarantor, respectively, shall not, within said period of thirty
      (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

            (i) The Guaranty shall cease to be in full force and effect.

THEN, or at any time thereafter, while any such event remains unremedied or uncured:

      The Lenders may, upon written notice to the Borrowers, terminate the Commitment to make Advances or to issue Letters of Credit and/or declare the entire outstanding unpaid principal amount of the Note, all Breakage Costs and all interest accrued and unpaid thereon and all other amounts payable hereunder and thereunder to be forthwith due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and also demand that the Borrowers cooperate with it in order to permit any outstanding Letters of Credit to be terminated, or if such termination cannot be accomplished, the Borrowers shall deposit with each issuing Lender an amount equal to the aggregate amounts of any outstanding Letters of Credit which deposit shall be held by such Lender as security until all of the Letters of Credit are terminated or expire. The Agent and the Lenders may immediately and without expiration of any additional period of grace, enforce payment of all obligations of the Borrowers under this Credit Agreement and under the Note. In addition, the Agent and the Lenders may exercise any or all of such remedies as may be available to it under applicable law or granted pursuant to the Loan Documents.

      Any declaration made pursuant to this Section 13.1 is subject to the condition that, if at any time after the outstanding principal of the Note shall have become due and payable, and before any foreclosure action has been taken by the Agent or any Lender under any of the Loan Documents to realize upon the security provided by such documents, all Breakage Costs and all arrears of interest upon the Note and all other obligations owed to the Lenders (except that principal of the Note which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good waived or cured, then the Lenders may, by written notice to the Borrowers, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

      13.2 CHANGE OF CONTROL. If at any time while any amount is outstanding under this Credit Agreement or any Lender has a Commitment hereunder, any Person other than DSND Sondenfjeldske ASA shall acquire after the date hereof more than thirty percent (30%) of the then outstanding stock of the Guarantor having ordinary voting power, a "Change of Control" shall be deemed to have occurred. The Borrowers shall promptly, but in any event within ten (10) days give written notice to the Agent upon obtaining knowledge of an event which is or would constitute a Change of Control. The Lenders shall, upon the happening of a Change of Control, have the privilege of declaring all amounts outstanding under this Credit Agreement to be due and payable on a date not earlier than ten (10) days from the date of the exercise of said privilege. All amounts outstanding under this Credit Agreement shall thereupon become due and payable on the date specified in the notice sent to the Borrowers by the Agent including the principal amount thereof plus accrued interest thereon to the accelerated maturity date and any amounts owed by the Borrowers or the Guarantor to the Lender pursuant to this Credit Agreement.

Section 14. THE AGENT

      14.1 APPOINTMENT AND DUTIES OF AGENT. The parties hereto agree that Den norske Bank ASA shall act, subject to the terms and conditions of this Section 14, as the Agent for the Lenders in connection with the Loan, and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to the Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Credit Agreement, the Note and the other Loan Documents. It is expressly understood and agreed that the obligations of the Agent under the Loan Documents are only those expressly set forth in this Credit Agreement. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on its face, appears to be what it purports to be. However, the Agent shall not under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

      14.2 DISCRETION AND LIABILITY OF AGENT. Subject to Sections 14.3 and 14.5 below, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or wilful misconduct. The Agent shall incur no liability under, or in respect of this Credit Agreement or the other Loan Documents by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

      14.3  EVENT OF DEFAULT.

      (a) The Agent shall be entitled to assume that no Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from a Lender in writing that such Lender considers that an Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

      (b) In the event that the Agent shall acquire actual knowledge of any Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, the Agent shall promptly notify (either orally, confirmed in writing, or in writing) the Lenders of such Event of Default or event and shall, take such action and assert such rights as are contemplated under this Credit Agreement and in an emergency, or if requested in writing by the Lenders shall, take such action and assert such rights as are contemplated under this Agreement. The Agent shall be indemnified pro rata by the Lenders against any liability or expenses, including, but not limited to, travel expenses and internal and external counsel fees and expenses, incurred in connection with taking such action. The Agent may refrain from acting in accordance with any instructions from the Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

      14.4 CONSULTATION. When acting in connection with this Credit Agreement, or the other Loan Documents, the Agent may engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and the Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

      14.5 COMMUNICATIONS TO AND FROM AGENT. When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder or the other Loan Documents, action by the Agent shall be effective for all purposes hereunder; provided, that upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone, or only upon instruction of all of the Lenders, is expressly permitted or required hereunder, action shall be taken by the Agent for and on behalf of or for the benefit of all the Lenders as provided in Section 14.3 above. The Borrowers and the Guarantor may rely on any communication from the Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication.

      14.6 LIMITATIONS OF AGENCY. Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that the Agent will act under the Loan Documents as Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person. The Agent may generally engage in any business with the Borrowers and the Guarantor or any of their affiliates as if it was not the Agent.

      14.7  NO REPRESENTATIONS OR WARRANTY.

      (a) No Lender (including the Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by the Borrowers, the Guarantor or any other Person in connection therewith.

      (b) The Agent takes no responsibility for the accuracy or completeness of any information concerning the Borrowers and the Guarantor distributed by the Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Agreement or any of the other Loan Documents.

      14.8 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based on the financial statements of the Borrowers and the Guarantor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents relating thereto.

      14.9 INDEMNITY. Notwithstanding any of the provisions hereof, to the extent the Agent has not been so indemnified by the Borrowers, the Lenders shall severally indemnify the Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and internal and external counsel's reasonable fees and expenses, arising from, or in connection with, its performance as Agent hereunder and not caused by its gross negligence or willful misconduct.

      14.10 RESIGNATION. The Agent may resign as such at any time upon at least thirty (30) days' prior notice to the Borrower and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. In the event of a resignation by the Agent, the Lenders shall promptly appoint a successor agent from among the Lenders.

      14.11 DISTRIBUTION. The Agent shall be responsible for promptly distributing each Lender's share of all net amounts received by the Agent under any of the Loan Documents pursuant to the letter agreement among the Agent and the Lenders dated the date hereof. Each Lender shall be responsible for designating by written notice to the Agent the account to which such distribution shall be deposited.

      14.12 LIMITATION OF SUITS. All rights of action and claims under this Credit Agreement and the Security Agreement of the Lenders shall be prosecuted and enforced only by the Agent. The Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against the Borrowers under this Agreement or the Security Agreement. However, notwithstanding anything contained in this Section 14.12, the Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Credit Agreement and the other Loan Documents.

      14.13 RIGHT OF SETOFF. Upon the occurrence and during the continuation of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by the Lenders and all of the indebtedness arising in connection with this Credit Agreement irrespective of whether or not such Lender will have made any demand under this Credit Agreement, the Note or any other Loan Document. The Borrowers also hereby grant to each of the Lenders a security interest in and hereby transfer, assign, set over and convey to each of the Lenders, as security for payment of the Loan, all such deposits, funds or property of the Borrowers or indebtedness of any Lender to the Borrowers. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the Borrower pro rata in accordance with their respective portions of the Loan. Each Lender agrees to promptly notify the Borrowers and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section 14.13 are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have. Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers to such Lender.

Section 15.       MISCELLANEOUS.

      15.1 ENTIRE AGREEMENT. This Credit Agreement with its Schedule and Exhibits embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

      15.2 NO WAIVER. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the Lender may have, nor shall any such delay be construed to be a waiver of any of such rights, powers or remedies, or an acquiescence in any breach or default under this Credit Agreement or any document delivered pursuant hereto, nor shall any waiver of any breach or default of the Borrowers hereunder be deemed a waiver of any default or breach subsequently occurring. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the Agent or the Lenders would otherwise have.

      15.3 SURVIVAL. All representations, warranties and agreements herein contained on the part of the Borrowers shall survive the making of the Advances or the issuance of the Letters of Credit hereunder and all such representations, warranties, and agreements shall be effective as long as any amount arising pursuant to the terms of this Credit Agreement or the Note remains unpaid.

      15.4  NOTICES.

            (a) All notices, requests, consents, demands, and other communications provided for or permitted hereunder shall be effective three (3) days after being duly deposited in the mails, certified, return receipt requested, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax, addressed to the respective party at the address set forth below.

BORROWERS AND GUARANTOR:      Horizon Offshore, Inc.
                              Horizon Vessels, Inc.
                              Horizon Offshore Contractors, Inc.
                              2500 CityWest Boulevard, Suite 2200
                              Houston, Texas 77042
                              Attention:        Chief Financial Officer
                              Telefax No.:      (713) 361-2677

AGENT:                        Den norske Bank ASA, as Agent
                              333 Clay, Suite 4890
                              Houston, Texas 77002
                              Attention:        Byron L. Cooley
                              Telefax No.:       (713) 757-1167

with copies to:               Den norske Bank ASA
                              200 Park Avenue
                              New York, N.Y. 10166-0396
                              Attention:        Customer Service
                              Telefax No.:       (212) 681-4123

      15.5 TERMINATION. This Credit Agreement shall terminate when all obligations of the Borrowers incurred under the Loan Documents shall have been discharged in full.

      15.6 SEVERABILITY OF PROVISIONS. In case any one or more of the provisions contained in this Credit Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      15.7 SUCCESSORS AND ASSIGNS. This Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns; provided, however, that the Borrowers may not transfer their rights to borrow under this Credit Agreement without the prior written consent of the Lenders.

      15.8  ASSIGNMENT AND PARTICIPATION.

            (a) Subject to compliance with the provisions of this Section 15.8, the Lenders shall have the right to assign all or part of the obligations of the Borrowers outstanding under this Credit Agreement or the Note evidencing such obligations to Affiliates of the Lenders or to any foreign, federal or state banking institution, savings and loan association or finance company, with the written consent of the Borrowers, which shall not be unreasonably withheld or delayed. The Agent shall inform the Borrowers in advance as to any proposed assignment by a Lender and the identity of the prospective assignee.

            (b) Any assigning Lender shall pay an assignment fee to the Agent of USD 1,500 per assignment. Each assignment shall be in increments of USD 1,000,000 and shall be no less than USD 5,000,000.

            (c) The Lenders may sell participations (without the consent of the Borrowers) to one or more parties, in or to all or a portion of their rights and obligations under this Credit Agreement, the Note and the other Loan Documents; provided, that (i) each such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Guarantor and the Agent shall continue to deal solely and directly with such Lender in connection with this Credit Agreement, the Note and the other Loan Documents.

            (d) The Borrowers hereby agree to assist with any assignment made pursuant to this Section 15.8 by executing and delivering any documents or instruments reasonably requested by the Lenders in connection with any such assignment, including but not limited to, amendments to this Credit Agreement, consents to assignments or new promissory Note.

      15.9 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Credit Agreement by signing any such counterpart.

      15.10 JURISDICTION. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO THIS CREDIT AGREEMENT AND THE NOTE MAY BE INSTITUTED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT THE LENDERS, THE AGENT, THE BORROWERS AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF EACH SUCH COURT, AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (i) ANY OBJECTION THE BORROWERS, THE GUARANTOR, THE AGENT OR THE LENDERS MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY OF SUCH COURTS, AND (ii) ANY CLAIMS THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY OF SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 17.10 SHALL LIMIT OR RESTRICT THE RIGHT OF THE AGENT OR THE LENDERS TO BRING SUIT AGAINST THE BORROWERS

OR THE GUARANTOR ANYWHERE IN THE WORLD TO ENFORCE THE SECURITY PROVIDED IN THE SECURITY AGREEMENT.

      15.11 CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTE ISSUED HEREUNDER AND ALL ISSUES ARISING IN CONNECTION WITH THIS CREDIT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT THAT WITH RESPECT TO THE PROVISIONS OF THIS CREDIT AGREEMENT AND THE NOTE WHICH PROVIDE FOR OR RELATE TO THE PAYMENT OF INTEREST, PROVISIONS OF APPLICABLE FEDERAL LAW WHICH PERMIT THE LENDERS TO CHARGE THE HIGHER OF THE RATE PERMITTED BY SUCH APPLICABLE LAW OR BY THE LAWS OF THE STATE IN WHICH EACH LENDER IS LOCATED SHALL BE DEEMED GOVERNING AND CONTROLLING.

      15.12 WAIVER OF JURY TRIAL. THE BORROWERS, THE GUARANTOR, THE AGENT AND THE LENDERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT, RELATED TO, OR CONNECTED WITH THIS CREDIT AGREEMENT, ANY OF THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

      15.13 AMENDMENT AND WAIVER. Except as otherwise provided herein, no provision of this Credit Agreement may be amended, modified, supplemented, changed, waived, discharged or terminated, unless all parties hereto consent in writing.

      15.14 NO ORAL AGREEMENTS. THIS WRITTEN CREDIT AGREEMENT WITH ITS SCHEDULE AND EXHIBITS REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      15.15 HEADINGS, ETC. The table of contents of this Credit Agreement and the headings of various sections and subsections herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. References to sections or subsections without reference to the document in which they are contained are references to this Credit Agreement.

      15.16 TAXES. Any Taxes payable or ruled payable by any Government Agency in respect of this Credit Agreement, the Note or any other Loan Document, other than any Tax on or measured by the income of the Lenders, shall be paid by the Borrowers, together with any interest and penalties.

      15.17 CONTROLLING AGREEMENT. In the event of a conflict between the provisions of this Credit Agreement and those of any other Loan Document, the provisions of this Credit Agreement shall control.

      IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the day and year first above written.

                                    HORIZON VESSELS, INC.


                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________


                                    HORIZON OFFSHORE CONTRACTORS, INC.


                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________


                                    HORIZON OFFSHORE, INC.


                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________

                                    LENDERS:

                                    DEN NORSKE BANK ASA


                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________


                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________

                                    AGENT:

                                    DEN NORSKE BANK ASA


                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________



                                    By:  ____________________________
                                    Name: ___________________________
                                    Title:___________________________

                                                                    EXHIBIT A TO
                                                                CREDIT AGREEMENT

                     AMENDED AND RESTATED PROMISSORY NOTE


USD 30,000,000.00                                           December ___, 1998


      FOR VALUE RECEIVED, HORIZON VESSELS, INC., a corporation organized and existing under the laws of the State of Delaware and HORIZON OFFSHORE CONTRACTORS, INC., a corporation organized and existing under the laws of the State of Delaware (collectively, the "Borrowers") hereby jointly and severally promise to pay to DEN NORSKE BANK ASA, as Agent (the "Payee"), or order, on or before December 31, 2001, or otherwise, as hereinafter provided, THIRTY MILLION AND NO/100 DOLLARS OF THE UNITED STATES OF AMERICA (USD 30,000,000.00) and to pay interest on the unpaid portion of said principal sum outstanding from time to time, as hereinafter provided.

                             PRINCIPAL AND INTEREST

      1.1 (a) Interest on this Note shall be payable at the times and the rates as provided in Section 5.1 of the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of December ___, 1998, among the Borrowers, Horizon Offshore, Inc., the Lenders named therein and the Payee as Agent for the Lenders.

            (b) In case any payment of principal or interest is not paid when due, additional interest at the rate determined as provided in Section 5.4 of the Credit Agreement shall be payable on all overdue principal and, to the extent that the same may be lawful, on all overdue interest.

      1.2 Interest shall be calculated on the outstanding principal amounts as provided in Section 5.1(c) and 5.1(d) of the Credit Agreement.

      1.3 The principal of this Note shall be payable as provided in Section 6.3 of the Credit Agreement.

      1.4 Notwithstanding any provision of this Note to the contrary, in no event shall the aggregate amount of consideration which constitutes interest under any applicable law which is contracted for, charged or received hereunder or under this Note ("Interest") exceed the maximum amount of nonusurious interest allowed by law, and any excess shall be credited on this Note (or if all obligations under this Note shall have been paid in full, refunded to the Borrowers). For purposes of the foregoing, the maximum amount of interest allowed by law shall be calculated by determining the amount of interest that could be contracted for, charged or received during the term hereof at the maximum rate of nonusurious interest allowed from time to time by applicable law as is now or, to the extent allowed by law, as may hereafter be in effect (the "maximum nonusurious interest rate") and, if at any time the rate of Interest to accrue would exceed the maximum nonusurious interest rate, the rate of Interest to accrue under this Note shall be limited to the maximum nonusurious interest rate, but any subsequent reductions in the LIBOR Rate (as defined in the Credit Agreement) shall not reduce the rate of Interest to accrue on this Note below the maximum nonusurious interest rate until the total amount of Interest accrued and paid on this Note equals the amount of Interest which could have accrued if a rate per annum equal to the LIBOR Rate plus 2 and 1/2% or the Prime Rate plus 1/2% had at all times been in effect.

                                   SECURITY

      2.1 This Note is issued under and pursuant to the Credit Agreement and is secured by, among other things, a Security Agreement on certain other assets and revenues of the Borrowers (the "Security Agreement"). Reference is hereby made to the Credit Agreement and the Security Agreement for a description of the property thereby mortgaged, the nature and extent of the security afforded thereby and the rights of the Borrowers and the Payee with respect to such security as provided in the Security Agreement. Payment of this Note may be demanded by the holder hereof prior to the maturity of this Note under certain circumstances and conditions, in the manner, and with the effect, provided in the Credit Agreement.

      2.2 This Note evidences the advances made by the Lenders under the Revolving Credit Facility of the Credit Agreement. This Note is given in amendment, restatement and extension of that certain Amended and Restated Promissory Note dated May 13, 1998 of the Borrower to the Payee in the original amount of USD 20,000,000, which was given in amendment and restatement of that certain Amended and Restated Promissory Note dated December 30, 1997 of the Borrower to the Payee in the original principal amount of USD 20,000,000.00 and the indebtedness evidenced thereby and liens securing such Promissory Note are not extinguished hereby but carried forward.

                                 MISCELLANEOUS

      3.1 All parties hereto, including endorsers hereof, hereby waive presentment for payment, demand, protest and notice of protest and non-payment hereof and hereby consent that any and all securities or other property, if any, held by or for the holders hereof at any time as security for this Note may be exchanged, released or surrendered and that the time of payment of this Note may be extended, all in the sole discretion of the holder hereof and without notice and without affecting in any manner the liability of the parties hereto.

      3.2 No course of dealing between the Borrowers and the Payee in exercising any rights hereunder shall operate as a waiver of any right of any holder except to the extent expressly waived in writing by such holder.

      3.3 Whenever any payment to be made hereunder shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day is in a new calendar month, then the payment required hereunder shall be made on the last Business Day preceding the original date on which payment was due. If a payment of principal has been extended pursuant to this
Section 3.3, interest shall be payable on such principal at the applicable rate during such extension.

      3.4 Any notice to be given pursuant to this Note shall be given in accordance with Section 15.4 of the Credit Agreement.

      3.5 THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK EXCEPT THAT WITH RESPECT TO THE PROVISIONS OF THIS NOTE WHICH PROVIDE FOR OR RELATE TO THE PAYMENT OF INTEREST, ANY PROVISIONS OF APPLICABLE FEDERAL LAW WHICH PERMIT THE PAYEE TO CHARGE THE HIGHER OF THE RATE PERMITTED BY SUCH APPLICABLE LAW OR BY THE LAWS OF THE STATE IN WHICH THE PAYEE IS LOCATED SHALL BE DEEMED GOVERNING AND CONTROLLING.

      3.6 THE BORROWERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR

OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR ANY OF THE LOAN DOCUMENTS.

      3.7 Capitalized terms used in this Note but not defined herein shall have the meanings given to them in the Credit Agreement.

      IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed the day and year first above written.


                                    HORIZON VESSELS, INC.


                                    By:
                                    Name:
                                    Title:


                                    HORIZON OFFSHORE CONTRACTORS, INC.


                                    By:
                                    Name:
                                    Title: